Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

December 2, 2011

New York Mortgage Trust, Inc.
1301 Avenue of the Americas
New York, New York  10019

New York Mortgage Trust, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to New York Mortgage Trust, Inc., a Maryland corporation (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), including a  base prospectus and all documents incorporated by reference therein, initially filed with the Securities and Exchange Commission on October 23, 2009, as amended by Pre-Effective Amendment No.1 to Registration Statement on December 7, 2009, with respect to $50,000,000 of the shares of common stock, par value $0.01 per share, of the Company, that may be sold from time to time by the Company as set forth in the Registration Statement, as it may be amended from time to time, and the offer and sale (the “Offering”) of up to 2,760,000 shares of common stock pursuant to a prospectus supplement filed as part of the Registration Statement on December 2, 2011 (the “Prospectus Supplement”).  You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

The Company is a residential mortgage finance company that acquires, retains, and securitizes mortgage assets, including mortgage-backed securities and residential mortgage loans.

In giving this opinion letter, we have examined the following:

1.           the Company’s Articles of Amendment and Restatement;

New York Mortgage Trust, Inc.
December 2, 2011

2.           the Company’s Bylaws;

3.           the organizational documents for New York Mortgage Funding, LLC (“NYMF”) and Hypotheca Capital, LLC (“Hypotheca”);

4.           the Registration Statement and the related base prospectus dated December 11, 2009 (the “Prospectus”) and the Prospectus Supplement filed as part of the Registration Statement;

5.           the Underwriting Agreement;

6.           the TRS election for Hypotheca, which election, as amended, lists The New York Mortgage Company, Inc. and NYMC Loan Corporation as greater than 35%-owned subsidiaries; and

7.           such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.           each of the documents referred to above has been duly authorized, executed, and delivered (except with respect to the Company); is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.           during its taxable year ending December 31, 2011, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.           the Company will not make any amendments to its organizational documents or the organizational documents of NYMF, Hypotheca, or any other subsidiary after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.           no action will be taken by the Company, NYMF, Hypotheca, or any other subsidiary after the date hereof that would have the effect of altering the facts upon which the opinions set forth below is based.

New York Mortgage Trust, Inc.
December 2, 2011

In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussions in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and in the Prospectus Supplement under the caption “Additional Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)           the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its short taxable year ended December 31, 2004 and its taxable years ended December 31, 2005 through December 31, 2010, and the Company’s organization and current and proposed method of operation (as described in the Officer’s Certificate) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2011 and thereafter; and

(b)           the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and in the Prospectus Supplement under the caption “Additional Federal Income Tax Considerations” constitute an accurate summary thereof in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions.  The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

New York Mortgage Trust, Inc.
December 2, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and under the captions “Additional Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not admit that we are in the category of persons who consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission

Very truly yours,

/s/ Hunton & Williams LLP